[SKADDEN LETTERHEAD]

                                                     September 22, 2003


Target Receivables Corporation
1000 Nicollet Mall
Suite 3136
Minneapolis, MN 55402


                  Re: Amendment No. 1 to the Registration Statement on Form S-3 of Target Receivables Corporation to the Target Credit Card Master Trust

Dear Ladies and Gentlemen:

         We have acted as special tax counsel in connection with the filing with the Securities and Exchange Commission (the "Commission") contemporane ously herewith of Amendment No. 1 to the registration statement on Form S-3 (No. 333-95585) of Target Receivables Corporation (together with all amendments thereto, the "Registration Statement") relating to the issuance by Target Credit Card Master Trust of asset backed certificates ("Certificates") established pursuant to an Amended and Restated Pooling and Servicing Agreement, dated as of April 28, 2000 (the "Pooling Agreement") and various Supplements thereto (each, a "Supplement") to be entered into from time to time (collectively, the "Agreement")1 between Target Receivables Corporation, as transferor (the "Transferor"), Retailers National Bank ("RNB"), as servicer (the "Servicer"), and Wells Fargo Bank Minnesota, N.A., as trustee (the "Trustee"). In connection therewith, you have requested our opinion regarding certain descriptions of tax consequences contained in the form of prospectus and the form of prospectus supplement (together, the "Prospectus") included in the Registra tion Statement.

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1        All capitalized terms used below that are not otherwise defined have the same meaning as set forth in the Pooling Agreement.

         In so acting, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) forms of the Prospectus; (ii) the Agreement; (iii) the Amended and Restated Bank Receivables Purchase Agreement, dated as of April 28, 2000 between RNB and Target Capital Corporation, a Minne sota Corporation ("TCC"), (iv) the Amended and Restated Receivables Purchase Agreement, dated as of April 28, 2000 between TCC and the Transferor, (v) a demand note evidencing indebtedness of Target Corporation (formerly known as Dayton Hudson Corporation), a Minnesota corporation, as maker to Target Receiv ables Corporation as Payee; (vi) the Participation Supplement, between the Trans feror, the Servicer, as purchaser of the Participation, and the Trustee; and (vii) such corporate records, agreements, documents and other instruments (collectively, the "Documents"), and have made such inquiries of such officers and representatives of the Transferor, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

         In such examination, we have assumed the genuineness of all signa tures, the authenticity of all documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. We have further assumed (i) that the Documents and Certificates as executed and delivered by the requisite signatories thereto will conform in substance and form in all material respects to the respective forms thereof examined by us, (ii) timely compliance by all parties to the various Documents to the terms thereof (without waiver of any of the terms thereof) and (iii) that the Documents constitute all the agreements, understand ings, and arrangements between the parties thereto with respect to the transactions contemplated therein and the Certificates.

         As special tax counsel to the Transferor, we will advise the Transferor with respect to material federal income tax aspects of the proposed issuance of each series of Certificates and we hereby confirm that our advice conforms to the descrip tions of the selected federal income tax consequences for holders of such Certificates that appear under the headings "Federal Income Tax Considerations" in the Prospec tus. Such descriptions do not purport to discuss all possible federal income tax ramifications of the proposed issuance of the Certificates, but with respect to those federal income tax consequences that are discussed, in our opinion, the descriptions are accurate in all material respects.

         This opinion is based on the facts and circumstances set forth in the Prospectus and in the other documents reviewed by us. Our opinion as to the matters set forth herein could change with respect to a particular series of Certificates as a result of changes in facts and circumstances, changes in the terms of documents reviewed by us, or changes in the law subsequent to the date hereof.

         This opinion pertains only to those series of Certificates for which our firm is named as counsel to the Transferor in the related Prospectus.

         We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the references to this firm under the heading "Federal Income Tax Considerations" in the Prospectus which forms a part of the Registration Statement, without admitting that we are "experts" within the meaning of the Securities Act of 1933, as amended, or the Rules and Regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this exhibit.


                                       Very truly yours,